Exhibit 99.1

Aspect Systems' President G. Dennis Key Assumes CEO Role
March 17, 2004 09:00:00 AM ET

CHANDLER, Ariz., March 17 /PRNewswire-FirstCall/ -- Aspect Systems, Inc., (Nasdaq: DNDT.OB), a leading supplier of tools and technologies for the cost effective manufacture of today's high-volume chips, today announced that G. Dennis Key, 61, has been appointed chief executive officer (CEO) -- replacing co-founder Doug Dixon, who will continue to serve as chairman of the board. A 40-year semiconductor industry veteran, Key was appointed president of Aspect Systems (ASI) in July 2003. Now taking the helm as CEO, Key will drive the company's strategic expansion plans, which include bolstering the breadth of its product portfolio and service offerings, while enhancing ASI's global presence to better support the company's growing customer base.

According to Dixon, "We recruited Dennis more than a year ago with this ultimate goal in mind. He has the strategic vision, technical expertise and business acumen needed to drive ASI's aggressive growth plans. In addition, he has the sales/marketing skills and global customer relationships that will be instrumental in enabling ASI to reach new record-setting levels of performance." Dixon added that Key has already extended ASI's technology portfolio with his acquisition of legacy dry processing products (Matrix System One and System Ten) from Axcelis late last year. "We look forward to watching ASI reach its full potential under his expert leadership," concluded Dixon.

Commenting on his appointment, Key noted that all industry signs point to an exciting stage ahead for the company. "We are already seeing increased demand among discrete manufacturers for our high-volume, lower cost plasma etch and dry processing solutions, which enable them to meet their time-to-market and profitability goals. As we expect this momentum to continue, we believe that 2004 will be a banner year for ASI-bringing with it the highest revenue the company has witnessed in its 14-year history."

With a career that spans more than four decades in the semiconductor and capital equipment industries, Key most recently served as vice president of sales and marketing for Varian Semiconductor, where he was instrumental in the company's successful spin-off from parent company Varian Associates, Inc. Prior to this, Key was vice president of sales and field operations at Lam Research. His semiconductor career also includes tenures with Gemini Research, National Semiconductor, Fairchild and Texas Instruments.

Safe Harbor: Comments about the company's future expectations, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Act of 1934, as that term is defined in the Private Securities Reform Act of 1995. It is important to note that actual results and ultimate corporate actions could differ materially. Such "forward-looking statements" are subject to risks and uncertainties set forth from time to time in the Company's SEC reports.

About Aspect Systems: A wholly owned subsidiary of DND Technologies, Inc., Aspect Systems is a well-established equipment and engineering services company, offering a broad suite of services to the semiconductor industry. ASI has recently directed its attention to the growing market for equipment that has been proven to serve the needs of discrete manufacturers who are building 0.25-micron and higher devices on 100-mm to 200-mm wafers, and as such do not require the more advanced, and capital intensive, equipment to achieve their goals. To further address the needs of the growing, high-volume, lower-cost manufacturing market, ASI plans to add other relevant products and services to its portfolio as they become available.

(C) 2004 PRNewswire